Exhibit 16.1

August 23, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Altair Nanotechnologies Inc.’s Form 8-K dated August 18, 2005, and we agree with the statements made in paragraphs 2, 3 and 4, and the first sentence of paragraph 1. We have no basis to agree or disagree with the statements made in the second sentence of paragraph 1.

Yours truly,

/s/ DELOITTE & TOUCHE LLP